Exhibit 10.1

Product Line Purchase Agreement

This Product Line Purchase Agreement (“Agreement”) is made as of the Effective Date by and between PhotoLynx, Inc. (“PhotoLynx”), a California corporation, and ImageWare Systems, Inc. (“IWS”) a Delaware corporation (together “the Parties”). The term “Effective Date” shall mean the date this Agreement is signed by Photo Lynx or IWS (whichever is later). Now, therefore, the Parties agree as follows:

1.             Product Line

PhotoLynx agrees to purchase the IWS PDI product line under the terms stated below. Upon execution of this Agreement, IWS will provide to PhotoLynx the entire PDI product line and inventory including, but not limited to, source, copyrights, trademarks, documentation and client base. The PDI product line includes, but is not limited to, PDI ProLab™, PDI Studio™, PC Event™, PC Pro™, School Days+, Picture More.com™, PDI Light Table, Photo Recall and the new school layout tool (“PDI Products”).

2.             Terms of Payment

PhotoLynx agrees to pay a purchase price of $400,000 (Four Hundred Thousand Dollars) consisting of an initial payment of $25,000 (Twenty-Five Thousand Dollars) payable in US Dollars on the Effective Date and the remaining $375,000 (Three Hundred Seventy-Five Thousand Dollars) to be paid as follows: Beginning from the Effective Date and continuing until such time as the remaining $375,000 has been paid in full, PhotoLynx will pay IWS, in quarterly installments, 12.5% of all newly acquired sales and license revenues of PDI and PhotoLynx products (collectively “the Percentage Payments”). Newly acquired sales and license revenues shall include only sales and licenses acquired from clients who were not existing PhotoLynx clients as of the Effective Date; and shall not include renewals of existing licenses from clients that were PhotoLynx clients as of the Effective Date.  If, at the end of any 12-month period, beginning with the Effective Date, the Percentage Payments do not equal or exceed $50,000 (Fifty Thousand Dollars) then PhotoLynx shall pay IWS the difference between $50,000 and the Percentage Payments, such difference to be paid together with any Percentage Payments due in each final quarter. Failure to make any Percentage Payments when due shall constitute a material breach of this Agreement.

3.             Accounting: Records and Audits

(a)           PhotoLynx shall submit to IWS a quarterly statement in auditable form, reporting sufficient detail to substantiate all PhotoLynx consideration received by PhotoLynx for said preceding quarter and the total amount of Percentage Payments due IWS.

(b)           Payment of the Percentage Payments shall be made contemporaneous with the quarterly statement.

(c)           Photo Lynx shall keep accurate books and records showing: all PhotoLynx consideration for each and every sale of PDI and Photo Lynx products. Books and records must be preserved for and during the term of this Agreement.

(d)           PhotoLynx shall, upon written request, provide access to books and records for inspection by representatives or agents of IWS at reasonable times. IWS shall bear the fees and expenses of examination except as provided in Section 3.5 below.

(e)           In the event the audit reveals an underpayment of fees due hereunder, Photo Lynx shall immediately pay such underpayment plus ten percent (10%) interest on the underpaid amount. If the amount of the underpayment exceeds five percent (5%) of the amount due, then the underpaying PhotoLynx shall also pay IWS all reasonable costs and expenses associated with the audit.

(f)            In the event that the audit reveals an underpayment of less than one percent (1%), IWS shall pay Photo Lynx all reasonable costs and expenses associated with the audit.

4.             Limited Warranty

In the event that any of the PDI Products are proved to have been defective at time of delivery, IWS will replace the defective product. IWS represents and warrants to PhotoLynx that all PDI Products provided to PhotoLynx through this Agreement are fully and legally owned by IWS.  IWS represents and warrants that assignment, transfer and conveyance of all PDI Products provided to Photo Lynx by this Agreement shall not infringe upon nor violate any patent, copyright, trade secret or right of any third party. IWS hereby agrees to defend, indemnify and hold harmless PhotoLynx, its officers, directors, shareholders and agents from any and all damages or liabilities resulting from claims (including suits) against PhotoLynx arising from or in connection with any claims of infringement or violation of any patent, copyright, trade secret or valid ownership pertaining to the PDI product line. IWS shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement, unless the parties agree otherwise in writing. PhotoLynx shall give IWS prompt written notice of any written threat, warning, or notice of any claim or action that would reasonably appear to trigger the foregoing indemnity and will cooperate with IWS in its defense. Indemnification shall be limited to actual damages, court costs and reasonable attorney’s fees suffered by such party, and the parties waive any right to recover consequential, special, punitive or exemplary damages arising in connection with or with respect to the indemnification provisions hereof.

5.             Termination

(a)           IWS may terminate this Agreement if PhotoLynx fails to pay any undisputed payment owed under this Agreement by its applicable due date and fails to cure the breach within thirty (30) days after receipt of written notice of such breach from IWS. To the extent PhotoLynx disputes any payment, the Parties will submit to arbitration as provided in Section 9(b) and if the arbitrator determines that such disputed payment is owed to IWS and PhotoLynx fails to make the payment within thirty (30) days after the arbitrator’s decision, IWS may terminate this Agreement.

(b)           Upon termination of this Agreement:

(i) PhotoLynx shall immediately irrevocably assign and transfer all Photo Lynx’s rights, title and interest in and to PDI Products, including without limitation, all intellectual property rights in the PDI Products and the structure, sequence and organization of same to IWS including any derivative works that may have been created by PhotoLynx; and

(ii) PhotoLynx shall immediately cease all reproduction of the PDI Products cease to distribute the PDI Products and cease to use the PDI Products and any trademark, trade name, logo or other designation of PDI Products in any manner whatsoever.

6.             Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof. By the act of signing this Agreement, the Parties consent to this Agreement and all of its provisions.  The Parties also acknowledge that the terms and conditions of this Agreement, and each of them, are reasonable, fair and equitable.

7.             Modification

This Agreement may not be modified, amended or changed by the Parties, except by a writing specifying the modification, amendment or change, signed by the Parties, or their then successors, if any.

8.             Severability

Should any part of this Agreement, for any reason, be declared invalid, then such portion shall be invalid only to the extent of the prohibition without invalidating or affecting the remaining provisions of the Agreement, or without invalidating or altering said provisions of this Agreement within states or localities where they are not prohibited by law or court decree.

9.             Mediation then Arbitration

(a)           In the event of a dispute or default under this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall first be submitted to non-binding mediation (“Mediation”) prior to initiating arbitration as set forth below in Paragraph 9(b). Each party shall bear its own costs and expenses of participating in the Mediation, and each party shall bear one-half (1/2) of the fees of the mediator. The mediator shall be selected by the Parties’ mutual agreement within ten (10) days notice by one party to the other requesting mediation (“Notice of Dispute”). If the Parties cannot timely mutually agree upon a mediator, the American Arbitration Association, San Diego, California, shall promptly select the mediator. The Parties agree that time is of the essence and that they will each, in good faith, seek to conclude the mediation process within sixty (60) days following the Notice of Dispute.

(b)           Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which shall not have been satisfactorily resolved first according to Paragraph 9(a) above, shall be settled by arbitration at San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.          Attorney’s Fees

In any suit or proceeding brought or instituted by either of the Parties to enforce or interpret any of the provisions of this Agreement or on account of any damages sustained by any party by reason of the violation by another party of any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees in such amount as shall be fixed by the court.

11.          Trade Secrets

IWS agrees not to share any information regarding the PDI product line with any third party without the express written permission of Photo Lynx.

12.          Successors and Assignees

All covenants, representations, warranties and agreements of the Parties contained herein shall be binding upon and inure to the benefit of their respective heirs, executors, administrators, persona representatives, successors and permitted assignees.

13.          Time of the Essence

Time is of the essence of this Agreement.

14.          Force Majeure

In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required as a result of causes beyond such party’s reasonable control, such as, without limitation, strikes, lockouts, labor troubles, failure of power, restrictive governmental laws or regulations, riots, insurrections, wars or other reasons of a like nature, then performance of such act shall be excused for the period of the delay.

15.          Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the state of California.

16.          Publicity. Neither party will make any press release or other public announcement regarding this Agreement until the text of such release or announcement has been submitted to the other party and the other party has approved the same.

IN WITNESS WHEREOF, the Parties have executed this Agreement by signing and dating below.

Date: November 30, 2006
	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Senior Vice President & Chief Financial Officer
ImageWare Systems, Inc.

Date: November 30, 2006
	By:	/s/ Chris R. Burton
Chris R. Burton
President
PhotoLynx, Inc.